Exhibit 99.1

CONSOL Energy Announces Results for the Second Quarter 2020

CANONSBURG, PA (August 10, 2020) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended June 30, 2020.

Second Quarter 2020 Highlights Include:

•	Net Loss and Net Loss Attributable to CONSOL Energy Inc. Shareholders of ($21.1) and ($18.0) million, respectively;
•	Cash used in operating activities of ($4.7) million;
•	Adjusted EBITDA[1] of $34.2 million;
•	Organic free cash flow net to CEIX shareholders[1] of ($24.0) million;
•	Contract buyout revenue of $30.1 million;
•	Successfully negotiated an amendment to our credit agreement, which provides eight quarters of covenant relaxation;
•	No borrowings on revolving credit facility; and
•	Operating protocols in place for COVID-19-related response, focused on enhanced sanitization, social distancing measures and mitigating the risk of spread.

Management Comments

"The second quarter of 2020 was the most challenging quarter I have seen in the 30+ year history of the Pennsylvania Mining Complex, as government-imposed lockdowns in response to the COVID-19 pandemic, both domestically and abroad, resulted in historic underutilization of our assets,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “The significant demand decline in the second quarter that reduced our operational and sales performances also significantly impacted our financial results. However, I am pleased with the prompt response of our team, as we sought to align our operations with demand and reduce discretionary spending. We also moved quickly to successfully complete an amendment to our credit agreement, which now provides us with additional cushion on our financial covenants and ensures continued access to our $400 million revolving credit facility. From a shipment perspective, the decrease in demand for our coal as a result of the COVID-19 pandemic hit its lowest point to date in May. With summer weather now officially upon us and with economies beginning to reopen, we have seen shipment levels improve since the end of the second quarter, and we are cautiously optimistic that this trend will continue through the second half of 2020. Although we can’t control the markets or overall demand during these unprecedented times, we are laser focused on managing the things that are within our control."

"On the safety front, our Bailey Mine, Bailey Preparation Plant, CONSOL Marine Terminal (CMT) and Itmann project each had ZERO recordable incidents during the second quarter. Our total recordable incident rate at the PAMC for the second quarter of 2020 improved by 37.9% compared to the second quarter of 2019. Safety continues to be our top core value."

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 2.3 million tons of coal during the second quarter of 2020 at an average revenue per ton sold of $43.82, compared to 7.4 million tons at an average revenue per ton sold of $47.53 in the year-ago period. The significant decline in sales tons for the quarter was the result of an unprecedented contraction in U.S. and global economic activity due to the COVID-19 pandemic. As a result of this decline, several of our customers deferred tonnage and/or partially bought out of their contracted positions. We negotiated buyouts of some volumes from customer contracts in exchange for payment of certain fees to us during the second quarter of 2020, which contributed $30.1 million to our miscellaneous other income but resulted in a reduction in our coal revenue during the quarter.

On a positive note, given the unprecedented demand decline, U.S. and global coal producers responded by curtailing significant portions of their annual mine production. On the domestic front, EIA lowered its U.S. coal production estimate to 501 million tons in 2020, a 29% reduction versus 2019 levels. Furthermore, low natural gas and crude oil prices are leading to reduced activity and capital expenditures for E&P companies. IHS Markit reports that active U.S. gas rigs stood at 76 as of July 2nd, down from 174 a year ago and down from more than 200 active rigs in January 2019. As a result, several industry observers now expect natural gas prices to rise above $3/mmBtu in 2021, as gas production declines due to a lack of capital spending, which we believe will make coal more attractive to power plant customers. We have already seen a pickup in contracting activity for 2021 and beyond. During the quarter, we contracted approximately 4.3 million tons for 2021-2024 coal sales at prices above the forward strip published by Coaldesk LLC. This also brings our 2021 contracted position to approximately 49%, assuming a 26 million ton production run rate. While we are fully contracted for 2020, we face significant uncertainties given the ongoing economic slowdown due to the COVID-19 pandemic-related shutdowns. As we did in the first half of 2020, we will continue to collaborate with our customers to manage our respective contractual obligations, which could result in some additional 2020 contracted volumes being bought out or deferred.

Internationally, thermal coal prices remained under pressure in the second quarter of 2020 due to the impacts of the COVID-19-related shutdowns and reduced global LNG prices. API2 prompt month prices declined 23.5% in the second quarter of 2020 compared to the year-ago period. On a positive note, we are starting to see some recovery in the export markets with API2 prices increasing 27% as of July 15th, compared to the year-to-date trough marked on May 29th.

Operations Summary

During the second quarter of 2020, we faced an unprecedented reduction in customer demand and an increase in force majeure requests from our customers. As a result, we idled our Enlow Fork mine in April and kept it idled throughout the quarter, which weighed negatively on our operating performance. Earlier in the quarter, our Bailey mine was idled as we sought to mitigate the risk of COVID-19. For the next several months, the Bailey mine ran only on an as-needed basis while the Harvey mine produced to the reduced demand levels. For the quarter, the PAMC produced 2.4 million tons, compared to 7.2 million tons in the second quarter of 2019.

The Company's total costs during the second quarter of 2020 were $191.3 million compared to $337.3 million in the year-ago quarter. The decline in overall costs was driven by the significant reduction in production volume and reduced operating days, as we sought to match production with demand. This allowed us to control our overall average cash cost of coal sold per ton1 on our producing assets and to partially mitigate the financial impact of the reduced production volume in the quarter. Accordingly, average cash cost of coal sold per ton1 was $25.90 compared to $31.07 in the year-ago quarter, as our operations team was successful in limiting the amount of cash burn in the quarter. The improvement was primarily driven by lower mine maintenance and supply costs, contractors and purchased services and subsidence expense.

		Three Months Ended
		June 30, 2020	June 30, 2019

Coal Production	million tons	2.4	7.2
Coal Sales	million tons	2.3	7.4
Average Revenue per Ton Sold	per ton	$ 43.82	$ 47.53
Average Cash Cost of Coal Sold[1]	per ton	$ 25.90	$ 31.07
Average Cash Margin per Ton Sold[1]	per ton	$ 17.92	$ 16.46

CONSOL Marine Terminal (CMT) Review

For the second quarter of 2020, throughput volumes out of the CONSOL Marine Terminal were 1.6 million tons, compared to 3.7 million tons in the year-ago period. Although throughput volumes were lower compared to the year-ago quarter, the impact on terminal revenues was lessened as a result of the take-or-pay contract in place with our largest customer at CMT. For the second quarter of 2020, terminal revenues were $15.9 million, compared to $16.7 million in the year-ago period. Our CMT employees also successfully reduced cash spending in the second quarter of 2020, as cash operating costs were $3.8 million, compared to $5.0 million in the year-ago period. Accordingly, CMT net income and CMT adjusted EBITDA1 were $7.8 million and $10.7 million, respectively, compared to the year-ago period of $8.2 million and $11.3 million, respectively.

Credit Amendment Update

During the second quarter of 2020, CEIX successfully amended its credit agreement with its banking partners, which effectively provides the company with eight quarters of covenant relaxation while also providing continued access to its $400 million revolving credit facility. During this unprecedented demand decline brought on by the COVID-19 pandemic, we appreciate the overwhelming support of our bank group and institutional investors for approving the amendment. This amendment also provides us with additional flexibility to accelerate our debt reduction goals through open market purchases.

Debt Repurchases and Liquidity Update

During the second quarter of 2020, CEIX made mandatory repayments of $7.2 million, $6.3 million and $0.7 million on our finance leases and asset-backed financing arrangements, Term Loan A and Term Loan B, respectively. This brings our total debt reduction in the quarter to $14.1 million. Given the ongoing economic uncertainty, we chose to maintain our liquidity and not deploy capital toward 2nd lien note repurchases during the 2nd quarter. In aggregate, as of June 30, 2020, our total liquidity was approximately $346 million, including $33 million of cash and cash equivalents, and our $400 million revolving credit facility has no borrowings and is currently only used for providing letters of credit with $88 million issued.

2020 Guidance

Given the ongoing uncertainty associated with the COVID-19 pandemic-driven economic slowdown, we are working with our customers to manage their shipments and inventory levels. However, due to the difficulty in forecasting the duration of this economic slowdown, our 2020 guidance remains suspended. Nonetheless, our team remains ready for and is looking forward to eventual demand recovery.

Second Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the second quarter 2020 financial and operational results, is scheduled for August 10, 2020 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419

Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended June 30, 2020 on August 10, 2020. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1"Adjusted EBITDA", "Organic Free Cash Flow Net to CEIX Shareholders" and "CMT Adjusted EBITDA" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~669 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Zach Smith, (724) 416-8291

zacherysmith@consolenergy.com

Condensed Consolidated Statements of Cash Flows

The following table presents the condensed consolidated statements of cash flows for the three months ended June 30, 2020 and 2019 (in thousands):

	Three Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net (Loss) Income	$(21,063)	$48,830
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	46,155	46,151
Other Non-Cash Adjustments to Net Income	(10,803)	(9,934)
Changes in Working Capital	(19,009)	(1,417)
Net Cash (Used in) Provided by Operating Activities	(4,720)	83,630
Cash Flows from Investing Activities:
Capital Expenditures	(19,269)	(48,783)
Proceeds from Sales of Assets	689	989
Net Cash Used in Investing Activities	(18,580)	(47,794)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(14,141)	(22,572)
Repurchases of Common Stock	—	(9,550)
Distributions to Noncontrolling Interest	—	(5,560)
Other Financing Activities	(8,359)	(554)
Net Cash Used in Financing Activities	(22,500)	(38,236)
Net Decrease in Cash and Cash Equivalents and Restricted Cash	(45,800)	(2,400)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	78,827	176,768
Cash and Cash Equivalents and Restricted Cash at End of Period	$33,027	$174,368

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2020	2019
Total Costs and Expenses	$191,307	$337,287
Freight Expense	(3,085)	(3,854)
Selling, General and Administrative Costs	(10,939)	(16,288)
Loss on Debt Extinguishment	—	(1,500)
Interest Expense, net	(14,722)	(16,046)
Other Costs (Non-Production)	(56,831)	(23,277)
Depreciation, Depletion and Amortization (Non-Production)	(16,521)	(2,841)
Cost of Coal Sold	$89,209	$273,481
Depreciation, Depletion and Amortization (Production)	(29,634)	(43,310)
Cash Cost of Coal Sold	$59,575	$230,171

We define average cash margin per ton sold as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2020	2019
Total Coal Revenue (PAMC Segment)	$102,026	$350,620
Operating and Other Costs	116,406	253,448
Less: Other Costs (Non-Production)	(56,831)	(23,277)
Total Cash Cost of Coal Sold	59,575	230,171
Add: Depreciation, Depletion and Amortization	46,155	46,151
Less: Depreciation, Depletion and Amortization (Non-Production)	(16,521)	(2,841)
Total Cost of Coal Sold	$89,209	$273,481
Total Tons Sold (in millions)	2.3	7.4
Average Revenue per Ton Sold	$43.82	$47.53
Average Cash Cost of Coal Sold per Ton	25.90	31.07
Depreciation, Depletion and Amortization Costs per Ton Sold	12.42	6.00
Average Cost of Coal Sold per Ton	38.32	37.07
Average Margin per Ton Sold	5.50	10.46
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	12.42	6.00
Average Cash Margin per Ton Sold	$17.92	$16.46

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended June 30, 2020
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net (Loss) Income	$(22,350)	$7,750	$(6,463)	$(21,063)

Add: Income Tax Benefit	—	—	(7,683)	(7,683)
Add: Interest Expense, net	527	1,542	12,653	14,722
Less: Interest Income	—	—	(122)	(122)
(Loss) Earnings Before Interest & Taxes (EBIT)	(21,823)	9,292	(1,615)	(14,146)

Add: Depreciation, Depletion & Amortization	46,792	1,260	(1,897)	46,155

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$24,969	$10,552	$(3,512)	$32,009

Adjustments:
Stock/Unit-Based Compensation	$1,912	$108	$216	$2,236
Total Pre-tax Adjustments	1,912	108	216	2,236

Adjusted EBITDA	$26,881	$10,660	$(3,296)	$34,245

	Three Months Ended June 30, 2019
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$60,786	$8,202	$(20,158)	$48,830

Add: Income Tax Benefit	—	—	(1,808)	(1,808)
Add: Interest Expense, net	—	1,513	14,533	16,046
Less: Interest Income	—	—	(757)	(757)
Earnings (Loss) Before Interest & Taxes (EBIT)	60,786	9,715	(8,190)	62,311

Add: Depreciation, Depletion & Amortization	45,427	1,449	(725)	46,151

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$106,213	$11,164	$(8,915)	$108,462

Adjustments:
Stock/Unit-Based Compensation	$2,667	$129	$129	$2,925
Loss on Debt Extinguishment	—	—	1,500	1,500
Total Pre-tax Adjustments	2,667	129	1,629	4,425

Adjusted EBITDA	$108,880	$11,293	$(7,286)	$112,887

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	June 30, 2020	June 30, 2019
Net Income	$5,837	$124,251
Plus:
Interest Expense, net	62,215	75,941
Depreciation, Depletion and Amortization	211,320	193,707
Income Taxes	1,422	(3,047)
Stock/Unit-Based Compensation	9,635	15,955
(Gain) Loss on Debt Extinguishment	(17,021)	25,416
CCR Adjusted EBITDA per Credit Agreement	(66,169)	(110,347)
Cash Distributions from CONSOL Coal Resources LP	8,254	35,294
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(18,609)	(17,498)
Other Adjustments to Net Income	6,333	5,083
Consolidated EBITDA per Credit Agreement	$203,217	$344,755

Consolidated First Lien Debt	$399,662	$396,351
Senior Secured Second Lien Notes	178,452	254,956
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	1,895	2,261
Consolidated Indebtedness per Credit Agreement	682,874	756,433
Less:
Advance Royalty Commitments	1,895	2,261
Cash on Hand	32,925	155,212
Consolidated Net Indebtedness per Credit Agreement	$648,054	$598,960

Net Leverage Ratio (Net Indebtedness/EBITDA)	3.2	1.7

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended		Six Months Ended
Organic Free Cash Flow	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Cash (Used in) Provided by Operations	$(4,720)	$83,630	$46,680	$165,801
Capital Expenditures	(19,269)	(48,783)	(46,447)	(82,954)
Organic Free Cash Flow	$(23,989)	$34,847	$233	$82,847

Distributions to Noncontrolling Interest	—	(5,560)	(5,575)	(11,119)
Organic Free Cash Flow Net to CEIX Shareholders	$(23,989)	$29,287	$(5,342)	$71,728

Free Cash Flow	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019
Net Cash (Used in) Provided by Operations	$(4,720)	$83,630

Capital Expenditures	(19,269)	(48,783)
Proceeds from Sales of Assets	689	989
Free Cash Flow	$(23,300)	$35,836

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.